Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Livongo Health, Inc. of our report dated March 23, 2020 relating to the financial statements, which appears in Livongo Health, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
San Jose, CA
March 23, 2020